EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88581, Form S-8 No. 333-95029, Form S-8 No. 333-40204 and Form S-8 No. 333-121188), of Overseas Shipholding Group, Inc. of our report dated February 26, 2009 with respect to the consolidated results of the operations, cash flows, and changes in equity of Overseas Shipholding Group, Inc. and subsidiaries for the year ended December 31, 2008, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

Ernst & Young /s/
New York, New York
March 1, 2011

1	Overseas Shipholding Group, Inc.